EXHIBIT 4.2

SUBSIDIARY GUARANTY
THIS SUBSIDIARY GUARANTY (this “Guaranty”) dated April 30, 2015 is made by the undersigned (each, a “Guarantor”), in favor of Wells Fargo Energy Capital, Inc., in its capacity as noteholder representative (“Noteholder Representative”) for the benefit of the Noteholders referred to in the Note Purchase Agreement (defined below), including each Initial Purchaser named in the Note Purchase Agreement, and their respective successors and assigns (Noteholder Representative, the Noteholders, and their successors and assigns, collectively, the “Beneficiaries”).
W I T N E S S E T H:
WHEREAS, TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), the Noteholder Representative and the Initial Purchasers have entered into a Note Purchase Agreement dated as of March 18, 2015 (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Note Purchase Agreement”);
WHEREAS, pursuant to the Note Purchase Agreement, the Company has issued $50,000,000 principal amount of Notes;
WHEREAS, the Company directly or indirectly owns all or a substantial portion of the issued and outstanding capital stock or membership interests, as the case may be, of each Guarantor and, by virtue of such ownership and otherwise, such Guarantor will derive substantial benefits from the purchase by the Noteholders of the Company’s Notes;
WHEREAS, it is a condition precedent to the obligation of the Initial Purchasers to purchase the Notes that each Guarantor shall have executed and delivered this Guaranty to Noteholder Representative and it is and will be a condition to the sale of subsequent series of the Notes that this Guaranty run in favor of the holders of such subsequent series of Notes; and
WHEREAS, each Guarantor desires to execute and deliver this Guaranty to satisfy the conditions described in the preceding paragraph;
NOW, THEREFORE, in consideration of the premises and other benefits to each Guarantor and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Guarantor makes this Guaranty as follows:
SECTION 1. Definitions. Any capitalized terms not otherwise herein defined shall have the meanings attributed to them in the Note Purchase Agreement.
SECTION 2. Guaranty. Each Guarantor, jointly and severally with each other Guarantor, unconditionally and irrevocably guarantees to Noteholder Representative, for the ratable benefit of the Beneficiaries, the due, prompt and complete payment by the Company of the Notes Obligations, when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise) in accordance with the terms of the Notes, the Note Purchase Agreement and the other Notes Documents. This Guaranty is a guaranty of payment and not just of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Company or upon any other event, contingency or circumstance whatsoever. If for any reason whatsoever the Company shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable, each Guarantor, without demand, presentment, protest or notice of any kind, will forthwith pay or cause to be paid such amounts to the Beneficiaries under the terms of such Notes Documents, in lawful money of the United States, at the place specified in the Note Purchase Agreement, or perform or comply with the same or cause the same to be performed or complied with, together with interest (to the extent provided for under such Notes Documents) on any amount due and owing from the Company. Each Guarantor, promptly after demand, will pay to the Noteholder Representative and the Noteholders the reasonable costs and expenses of collecting such amounts or otherwise enforcing this Guaranty, including, without limitation, the reasonable fees and expenses of counsel. Each Guarantor covenants that, so long as any Notes Obligation remains outstanding, it will, and, if necessary, will enable the Company to, fully comply with the conditions, covenants and agreements set forth in the Note Purchase Agreement. Notwithstanding the foregoing, the right of recovery against each Guarantor under this Guaranty is limited to the extent it is judicially determined with respect to any Guarantor that entering into this Guaranty would violate Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law, in which case such Guarantor shall be liable under this Guaranty only for amounts aggregating up to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law.
SECTION 3. Guarantor’s Obligations Unconditional. The obligations of each Guarantor under this Guaranty shall be primary, absolute and unconditional obligations of each Guarantor, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense based upon any claim each Guarantor or any other person may have against the Company or any other person, and to the full extent permitted by applicable law shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not each Guarantor or the Company shall have any knowledge or notice thereof), including:
(a)any termination, amendment or modification of or deletion from or addition or supplement to or other change in any of the Notes Documents or any other instrument or agreement applicable to any of the parties to any of the Notes Documents;

(b)any furnishing or acceptance of any security, or any release of any security, for the Notes Obligations, or the failure of any security or the failure of any person to perfect any interest in any collateral;

(c)any failure, omission or delay on the part of the Company to conform or comply with any term of any of the Notes Documents or any other instrument or agreement referred to in paragraph (a) above, including, without limitation, failure to give notice to any Guarantor of the occurrence of a “Default” or an “Event of Default” under any Notes Document;

(d)any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in any Notes Document, or any other waiver, consent, extension, indulgence, compromise, settlement, release or other action or inaction under or in respect of any of the Notes Documents or any other instrument or agreement referred to in paragraph (a) above or any obligation or liability of the Company, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of any such instrument or agreement or any such obligation or liability;

(e)any failure, omission or delay on the part of Noteholder Representative or any of the Noteholders to enforce, assert or exercise any right, power or remedy conferred on Noteholder Representative or such Noteholder in this Guaranty, or any such failure, omission or delay on the part of Noteholder

Representative or such Noteholder in connection with any Notes Document, or any other action on the part of Noteholder Representative or such Noteholder;

(f)any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Company, any other Guarantor or to any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(g)any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the Notes Documents or any other agreement or instrument referred to in paragraph (a) above or any term hereof;

(h)any merger or consolidation of the Company or any Guarantor into or with any other Person, or any sale, lease or transfer of any of the assets of the Company or any Guarantor to any other person;

(i)any change in the ownership of any shares of capital stock of the Company or any change in the corporate relationship between the Company and any Guarantor, or any termination of such relationship;

(j)any release or discharge, by operation of law, of any other Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; or

(k)any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense (other than the defense of payment) or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against any Guarantor.

SECTION 4. Full Recourse Obligations. The obligations of each Guarantor set forth herein constitute the full recourse obligations of such Guarantor enforceable against it (subject to the last sentence of Section 2) to the full extent of all its assets and properties.
SECTION 5. Waiver. Each Guarantor unconditionally waives, to the extent permitted by applicable law, (a) notice of any of the matters referred to in Section 3, (b) notice to such Guarantor of the incurrence of any of the Notes Obligations, notice to such Guarantor or the Company of any breach or default by such Guarantor or the Company with respect to any of the Notes Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of Noteholder Representative or the Noteholders against such Guarantor, (c) presentment to or demand of payment from the Company or the Guarantor with respect to any amount due under any Notes Document or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion or exercise by Noteholder Representative or any of the Noteholders of any right, power, privilege or remedy conferred in the Note Purchase Agreement or any other Notes Document or otherwise, (e) any requirement of diligence on the part of Noteholder Representative or any of the Noteholders, (f) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any Notes Document, (g) any notice of any sale, transfer or other disposition by Noteholder Representative or any of the Noteholders of any right, title to or interest in the Note Purchase Agreement or in any other Notes Document and (h) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release (other than a release of such Guarantor herefrom pursuant to Section

1.4 of the Note Purchase Agreement) or defense of a guarantor or surety (other than the defense of payment) or which might otherwise limit recourse against such Guarantor.
SECTION 6. Subrogation, Contribution, Reimbursement or Indemnity. Until all Notes Obligations have been indefeasibly paid in full, each Guarantor agrees not to take any action pursuant to any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code, as amended, including Section 509 thereof, under common law or otherwise) of Noteholder Representative or any of the Noteholders against the Company or against any collateral security or guaranty or right of offset held by Noteholder Representative or the Noteholders for the payment of the Notes Obligations. Until all Notes Obligations have been indefeasibly paid in full, each Guarantor agrees not to take any action pursuant to any contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Company which may have arisen in connection with this Guaranty. So long as any Notes Obligations remain outstanding, if any amount shall be paid by or on behalf of the Company to any Guarantor on account of any of the rights waived in this Section 6, such amount shall be held by such Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Noteholder Representative for the benefit of the Beneficiaries (duly endorsed by such Guarantor to Noteholder Representative, if required), to be applied against the Notes Obligations, whether matured or unmatured, in such order as the Noteholders may determine. The provisions of this Section 6 shall survive the term of this Guaranty and the payment in full of the Notes Obligations.
SECTION 7. Effect of Bankruptcy Proceedings, etc. This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due to the Beneficiaries pursuant to the terms of the Note Purchase Agreement or any other Notes Document is rescinded or must otherwise be restored or returned by such Beneficiaries upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or other person or any substantial part of its property, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing, and such acceleration shall at such time be prevented by reason of the pendency against the Company or any other person of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the maturity of the principal amount of the Notes and all other Notes Obligations shall be deemed to have been accelerated with the same effect as if Noteholder Representative or any Noteholder had accelerated the same in accordance with the terms of the Note Purchase Agreement or other applicable Notes Document, and such Guarantor shall forthwith pay such principal amount, make-whole amount, if any, and interest thereon and any other amounts guaranteed hereunder without further notice or demand.
SECTION 8. Term of Agreement. This Guaranty and all guaranties, covenants and agreements of each Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Notes Obligations shall be paid and performed in full and all of the agreements of such Guarantor hereunder shall be duly paid and performed in full; provided that each Guarantor shall be automatically and immediately released herefrom without any further act by any Person as provided in Section 1.4 of the Note Purchase Agreement.
SECTION 9. Representations and Warranties. Each Guarantor represents and warrants to Noteholder Representative and each Noteholder that:
(a)such Guarantor is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate, limited partnership or limited liability company, as the case may be, power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(b)such Guarantor has the corporate, limited partnership or limited liability company, as the case may be, power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary corporate, limited partnership or limited liability company, as the case may be, action to authorize its execution, delivery and performance of this Guaranty;

(c)this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d)the execution, delivery and performance of this Guaranty will not violate any provision of any requirement of law or material contractual obligation of such Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties, revenues or assets of such Guarantor pursuant to the provisions of any material contractual obligation of such Guarantor or any requirement of law;

(e)no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority is required as to such Guarantor in connection with the execution, delivery or performance of this Guaranty by such Guarantor or the validity or enforceability of this Guaranty;

(f)no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or any of its properties or revenues (i) with respect to this Guaranty or any of the transactions contemplated hereby or (ii) which could reasonably be expected to have a Material Adverse Effect;

(g)the execution, delivery and performance of this Guaranty by such Guarantor will not violate any provision of any order, judgment, writ, award or decree of any court, arbitrator or Governmental Authority, domestic or foreign, applicable to such Guarantor or of the certificate or articles of incorporation, bylaws, certificate of formation, articles of organization or operating agreement, as applicable, of such Guarantor or of any securities issued by such Guarantor;

(h)after giving effect to the transactions contemplated herein, such Guarantor is Solvent;

(i)after giving effect to the issuance and sale of the Notes and the application of the proceeds thereof and due consideration to any rights of contribution and reimbursement, such Guarantor has received fair consideration and reasonably equivalent value for the incurrence of its obligations hereunder or as contemplated hereunder; and

(j)the representations and warranties in the Note Purchase Agreement, to the extent relating to such Guarantor, are incorporated herein by reference, the same as if stated verbatim herein as representations and warranties made by such Guarantor, and such Guarantor, jointly and severally with each other Guarantor, represents and warrants that each of such representations and warranties are true and correct in all material respects (without duplication of any materiality qualifier contained therein).

SECTION 10. Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid), addressed (a) if to the Company, Noteholder Representative or any Noteholder, at the address or facsimile number set forth in the Note Purchase Agreement or (b) if to a Guarantor, in care of the Company at the Company’s address or facsimile number set forth in the Note Purchase Agreement, or in each case at such other address or facsimile number as the Company, Noteholder Representative, such Noteholder or such Guarantor shall from time to time designate in writing to the other parties. Any notice so addressed shall be deemed to be given when actually received.
SECTION 11. Survival. All warranties, representations and covenants made by each Guarantor herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by Noteholder Representative and the Noteholders and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by Noteholder Representative or any of the Noteholders. All statements in any such certificate or other instrument shall constitute warranties and representations by such Guarantor hereunder.
SECTION 12. Jurisdiction and Process; Waiver of Jury Trial.
(a)Each Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York or federal court sitting in New York City, over any suit, action or proceeding arising out of or relating solely to this Guaranty, the Notes or the other Notes Documents. To the fullest extent permitted by applicable law, each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)Each Guarantor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.2(a) of the Note Purchase Agreement brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)The Company consents to process being served in any suit, action or proceeding solely of the nature referred to in Section 12(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 10, to it. Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)Nothing in this Section 12 shall affect the right of any Noteholder to serve process in any manner permitted by law, or limit any right that any Noteholder may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)EACH GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

SECTION 13. Additional Guarantors. If any Subsidiary is required to become a party to this Guaranty pursuant to Section 9.6 of the Note Purchase Agreement and is not signatory hereto on the date hereof, then such Subsidiary will become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 attached hereto.
SECTION 14. Miscellaneous. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect. The terms of this Guaranty shall be binding upon, and inure to the benefit of, each Guarantor, Noteholder Representative and the Noteholders and their respective successors and assigns. No term or provision of this Guaranty may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each Guarantor, Noteholder Representative and each Noteholder, except for a release and discharge of this Guaranty permitted by, and in compliance with, Section 1.4 of the Note Purchase Agreement. The section and paragraph headings in this Guaranty are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Guaranty. This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the laws of such State that would require the application of the laws of a jurisdiction other than such State.

[Signature Page Follows]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed as of the day and year first above written.
COMPRESSCO FIELD SERVICES, L.L.C.
EPIC DIVING & MARINE SERVICES, LLC
TETRA INTERNATIONAL INCORPORATED
TETRA PRODUCTION TESTING SERVICES, LLC

By:    /s/ Joseph J. Meyer
Name:    Joseph J. Meyer
Title:    Treasurer

TETRA APPLIED TECHNOLOGIES, LLC

By:    /s/ Joseph J. Meyer
Name:    Joseph J. Meyer
Title:    Assistant Treasurer

Annex 1 to
Subsidiary Guaranty

ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of __________________________, 20___, by ______________________________, a ____________________ (the “Additional Guarantor”), in favor of Wells Fargo Energy Capital, Inc., as Noteholder Representative (in such capacity, the “Noteholder Representative”) for the Secured Parties. All capitalized terms not defined herein have the meaning ascribed to them in the Note Purchase Agreement referred to below.

PRELIMINARY STATEMENTS
A.    TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), the Initial Purchasers party thereto and the Noteholder Representative have entered into a Note Purchase Agreement, dated as of March 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”).
B.    In connection with the Note Purchase Agreement, each of the Subsidiary Guarantors are party to the Subsidiary Guaranty, dated as of April 30, 2015 (as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty”), in favor of the Noteholder Representative for the benefit of the Secured Parties.

C.     The Note Purchase Agreement requires the Additional Guarantor to become a party to the Subsidiary Guaranty.

D.     The Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Subsidiary Guaranty.

ACCORDINGLY, IT IS AGREED:

1.Subsidiary Guaranty. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 13 of the Subsidiary Guaranty, hereby becomes a party to the Subsidiary Guaranty as a “Guarantor” thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 9 of the Subsidiary Guaranty is, as to itself, true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]
,
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By:
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